EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2022 Results

•Third Quarter Net Income of $63.2 Million and Earnings Per Share of $6.32
•Petroleum Additives Nine Months Operating Profit of $261.1 Million, Up 8.6% versus 2021
•499,275 Shares Repurchased during First Nine Months of 2022
Richmond, VA, October 24, 2022 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2022.
Net income for the third quarter of 2022 was $63.2 million, compared to net income of $52.0 million for the third quarter of 2021. Earnings per share increased to $6.32 per share from $4.80 per share in the prior year period. For the first nine months of 2022, net income was $189.0 million, or $18.60 per share, compared to net income of $173.7 million, or $15.94 per share, for the first nine months of last year.
Sales for the petroleum additives segment for the third quarter of 2022 were $692.7 million, up from $619.1 million in the third quarter of 2021. Petroleum additives operating profit for the third quarter of 2022 was $83.0 million, compared to $72.1 million for the same period last year. The increase was mainly due to increased selling prices partially offset by higher raw material and operating costs and decreased shipments. Shipments between quarterly periods were down 8.5%, with decreases in both lubricant additives and fuel additives shipments across all regions except Latin America, which reported an increase in fuel additives shipments.
Petroleum additives sales for the first nine months of the year were $2.1 billion, compared to sales in the first nine months of last year of $1.8 billion. Petroleum additives operating profit for the first nine months of the year was $261.1 million compared to $240.4 million for the same period last year. The increase was due mainly to increased selling prices partially offset by higher raw material and operating costs. Shipments decreased 1.3% between periods, with decreases in both lubricant additives and fuel additives shipments. All regions except Europe contributed to the decrease in lubricant additives shipments. Europe and Asia Pacific were the primary drivers for the decrease in fuel additives shipments, partially offset by increases in North America and Latin America.
We are pleased with our strong petroleum additives sales in 2022. However, our operating margin for the first nine months of 2022 was 12.6% compared to 13.6% in the prior-year nine month period. We have seen progress in our efforts to recover margins and control costs, but we are still being challenged by the ongoing inflationary environment. Margin recovery and cost control will continue to be a priority for the remainder of this year and into 2023, so that our margins will again be consistent with our historical ranges. Worldwide supply chain disruptions continue to negatively impact our business and we are working to resolve the supply chain issues to meet our customers’ growing needs.
During the first nine months of 2022, we paid dividends of $63.8 million, repurchased 499,275 shares of our common stock for a total of $155.2 million, and funded capital expenditures of $40.4 million.
Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology- driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald
The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Tuesday, October 25, 2022 to review third quarter 2022 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 1, 2022 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 46748. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/46748. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2021 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Petroleum additives	$692,693	$619,070	$2,074,018	$1,770,555
All other	3,356	3,137	8,222	8,988
Total	$696,049	$622,207	$2,082,240	$1,779,543
Segment operating profit:
Petroleum additives	$83,023	$72,128	$261,130	$240,399
All other	(41)	(151)	(205)	(798)
Segment operating profit	82,982	71,977	260,925	239,601
Corporate unallocated expense	(4,167)	(8,731)	(15,389)	(16,591)
Interest and financing expenses	(8,369)	(9,345)	(24,859)	(24,557)
Loss on early extinguishment of debt	0	0	(7,545)	0
Other income (expense), net	9,883	7,252	26,312	19,128
Income before income tax expense	$80,329	$61,153	$239,444	$217,581
Net income	$63,226	$52,038	$189,016	$173,702
Earnings per share - basic and diluted	$6.32	$4.80	$18.60	$15.94

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$696,049	$622,207	$2,082,240	$1,779,543
Cost of goods sold	547,742	483,986	1,621,294	1,338,570
Gross profit	148,307	138,221	460,946	440,973
Selling, general, and administrative expenses	35,192	39,729	109,303	111,379
Research, development, and testing expenses	34,388	35,387	106,035	107,241
Operating profit	78,727	63,105	245,608	222,353
Interest and financing expenses, net	8,369	9,345	24,859	24,557
Loss on early extinguishment of debt	0	0	7,545	0
Other income (expense), net	9,971	7,393	26,240	19,785
Income before income tax expense	80,329	61,153	239,444	217,581
Income tax expense	17,103	9,115	50,428	43,879
Net income	$63,226	$52,038	$189,016	$173,702
Earnings per share - basic and diluted	$6.32	$4.80	$18.60	$15.94
Cash dividends declared per share	$2.10	$2.10	$6.30	$5.90

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$71,972	$83,304
Marketable securities	0	375,918
Trade and other accounts receivable, less allowance for credit losses	476,061	391,779
Inventories	592,222	498,539
Prepaid expenses and other current assets	33,847	38,633
Total current assets	1,174,102	1,388,173
Property, plant, and equipment, net	653,231	676,770
Intangibles (net of amortization) and goodwill	126,323	127,752
Prepaid pension cost	254,695	242,604
Operating lease right-of-use assets, net	64,213	68,402
Deferred charges and other assets	64,280	54,735
Total assets	$2,336,844	$2,558,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$285,475	$246,097
Accrued expenses	85,549	85,103
Dividends payable	19,357	16,648
Income taxes payable	10,887	4,442
Operating lease liabilities	15,742	15,709
Current portion of long-term debt	0	349,434
Other current liabilities	9,125	7,654
Total current liabilities	426,135	725,087
Long-term debt	1,008,516	789,853
Operating lease liabilities - noncurrent	47,900	52,591
Other noncurrent liabilities	186,917	228,776
Total liabilities	1,669,468	1,796,307
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,871,440 at September 30, 2022 and 10,362,722 at December 31, 2021)	0	0
Accumulated other comprehensive loss	(148,629)	(82,227)
Retained earnings	816,005	844,356
Total shareholders' equity	667,376	762,129
Total liabilities and shareholders' equity	$2,336,844	$2,558,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2022	2021
Net income	$189,016	$173,702
Depreciation and amortization	62,160	63,075
Loss on early extinguishment of debt	7,545	0
Loss on marketable securities	2,977	3,414
Cash pension and postretirement contributions	(7,111)	(7,820)
Working capital changes	(198,637)	(98,426)
Deferred income tax (benefit) expense	(33,685)	6,205
Purchases of marketable securities	(787)	(391,429)
Proceeds from sales and maturities of marketable securities	372,846	9,894
Capital expenditures	(40,402)	(64,025)
Redemption of 4.10% senior notes	(350,000)	0
Issuance of 2.70% senior notes	0	395,052
Cash costs of 4.10% senior notes redemption	(7,099)	0
Debt issuance costs	0	(3,897)
Net borrowings under revolving credit facility	218,000	1,000
Repurchases of common stock	(150,754)	(91,711)
Dividends paid	(63,790)	(64,116)
All other	(11,611)	3,523
(Decrease) increase in cash and cash equivalents	$(11,332)	$(65,559)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income	$63,226	$52,038	$189,016	$173,702
Add:
Interest and financing expenses, net	8,369	9,345	24,859	24,557
Income tax expense	17,103	9,115	50,428	43,879
Depreciation and amortization	20,143	20,862	60,998	61,780
EBITDA	$108,841	$91,360	$325,301	$303,918